Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in the Registration Statement of Superior Well Services, Inc. on Form S-1 of our report dated March 6, 2006 on the Superior Well Services, Inc. consolidated financial statements as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the use in the Registration Statement of our report dated March 6, 2006 relating to the financial statement schedule, which appears in this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
May 24, 2006